EXHIBIT 10.1

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IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLORADO
Judge Robert E. Blackburn

Civil Case No. 08-cv-02102-REB-MJW
(Consolidated with Civil Action No. 08-cv-02467-REB-MJW, 09-cv-00161-REB-MJW)

DOUGLAS A. KOPP, derivatively on behalf of Nominal Defendant the Spectranetics
Corporation,

Plaintiff,
v.

EMILE J.GEISENHEIMER,
DAVID G. BLACKBURN,
R. JOHN FLETCHER,
MARTIN T. HART,
JOSEPH M. RUGGIO, M.D.,
JOHN G. SCHULTE, and
CRAIG M. WALKER, M.D.,

Defendants.

and

THE SPECTRANETICS CORPORATION,

Nominal Defendant.

NOTICE OF PENDENCY AND SETTLEMENT OF DERIVATIVE ACTIONS

TO:
ALL HOLDERS OF THE SPECTRANETICS CORPORATION COMMON STOCK AS OF SEPTEMBER 10, 2010:

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THIS LITIGATION. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT OF SHAREHOLDERS' DERIVATIVE ACTIONS AND CLAIMS ASSERTED THEREIN. THIS ACTION IS NOT A CLASS ACTION AND THERE IS NO COMMON FUND UPON WHICH HOLDERS OF SPECTRANETICS CORPORATION COMMON STOCK CAN MAKE A CLAIM.

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HOLDERS OF THE SPECTRANETICS CORPORATION COMMON STOCK AS OF SEPTEMBER 10, 2010 ("CURRENT SPECTRANETICS SHAREHOLDERS") ARE ENTITLED TO OBJECT, IF THEY DESIRE, TO THE SETTLEMENT OF THE DERIVATIVE ACTIONS AS DESCRIBED HEREIN. IF THE COURT APPROVES THE SETTLEMENT, YOU WILL BE BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS, OR ADEQUACY OF THE PROPOSED SETTLEMENT, AND FROM PURSUING THE SETTLED CLAIMS, INCLUDING THE RELEASED CLAIMS.

This Notice has been issued pursuant to an Order of the United States District Court for the District of Colorado (the "Court"). The purpose of this notice is to inform you that the above-captioned action is now pending in the Court and the parties thereto have reached a settlement which would fully, finally and forever resolve the Released Claims (including Unknown Claims), as defined herein, on the terms and conditions summarized in this Notice and as set forth in full in the Stipulation of Settlement dated as of September 10, 2010 (the "Stipulation").
This Notice is not intended and should not be construed as an expression of any opinion by the Court with respect to the truth of the allegations of the claims in the Derivative Actions or the merits of the claims or defenses asserted. This Notice is merely to advise you of the pendency and proposed settlement of the Derivative Actions and of your rights thereunder.
For further information regarding this settlement you may contact: William B. Federman, Esq., Federman & Sherwood, 10205 North Pennsylvania Avenue, Oklahoma City, Oklahoma 73120.

I.	NOTICE OF HEARING ON PROPOSED SETTLEMENT
A final settlement hearing will be held on March 11, 2011, at 3:00 p.m., mountain standard time, before the Honorable Robert E. Blackburn, United States District Judge, at the United States District Court for the District of Colorado in the Alfred A. Arraj

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United States Courthouse Annex at 901 19th Street, Room A1001, Denver, Colorado (CO) 80294 (the "Settlement Hearing"). The purpose of the Settlement Hearing will be to determine: (1) whether the proposed settlement of the Derivative Actions, as set forth in the Stipulation in this case on file with the Court, should be approved by the Court as fair, reasonable and adequate to Spectranetics and Current Spectranetics Shareholders; (2) whether the award of attorneys' fees and expenses for Plaintiffs' Counsel as set forth in the Stipulation is fair and reasonable; (3) whether the Special Award for Plaintiffs as set forth in the Stipulation should be approved; and (4) whether judgment should be entered, dismissing the Derivative Actions with prejudice as against all Settling Derivative Defendants. The Settlement Hearing may be continued or adjourned from time to time by the Court at the Settlement Hearing or any continued or adjourned session thereof without further notice.

II.	DEFINITIONS USED IN THIS NOTICE
"Company" or "Spectranetics" shall mean Nominal Defendant The Spectranetics Corporation, a Delaware corporation, and all of its predecessors, successors, present and former parents, subsidiaries, divisions, and related or affiliated entities.
"Current Spectranetics Shareholders" shall mean all record and or beneficial owners of Spectranetics common stock as of the date of the Stipulation.
"Derivative Plaintiffs' Counsel" shall mean Lead Counsel Federman & Sherwood.
"Final" shall mean, with respect to the Judgment, the stipulated judgment dismissing with prejudice the Derivative Actions that one of the following events has occurred: (1) the time for appealing the Judgment has expired; (2) following a final affirmance on appeal of the Judgments, the time to seek further discretionary review (including, without limitation, from the United States Supreme Court) has expired, or if

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discretionary review is allowed, such discretionary review proceedings are subsequently dismissed with prejudice or the Judgments are finally affirmed on discretionary review; or (3) following a final dismissal of an appeal from the Judgments, the time to seek further discretionary review (including, without limitation, from the United States Supreme Court) has expired, or if discretionary review is allowed, such discretionary review proceedings are subsequently dismissed with prejudice or the dismissal being challenged is itself finally affirmed on discretionary review. Any proceeding or order, or any appeal or appeal for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys' fees, costs or expenses, shall not in any way delay or preclude the Judgments from becoming Final.
"Judgment" shall mean the judgment to be rendered by the Court dismissing the Derivative Actions with prejudice, substantially in the form and content attached to the Stipulation as Exhibit D.
"Person" shall mean an individual, corporation (including all divisions and subsidiaries), partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, and assigns.
"Released Claims" shall collectively mean all claims (including "Unknown Claims" as defined below), demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether in contract, tort, equity or otherwise, whether or not concealed or hidden, asserted or that might have been asserted in this or any other forum or proceeding, including, without limitation, claims for negligence, gross negligence, indemnification, breach of duty of care and/or breach of

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duty of loyalty, fraud, misrepresentation, breach of fiduciary duty, negligent misrepresentation, unfair competition, insider trading, professional negligence, mismanagement, corporate waste, breach of contract, or violations of any state or federal statutes, rules or regulations, including but not limited to any claims that arise from or relate to the matters or occurrences that were or could have been alleged in the Derivative Actions, or any claims related to the public disclosures or the transactions referenced therein, however described, through and including the period of time from the alleged date of the commencement of the class period (as set forth in the Class Action Settlement) until the date of the execution of the Stipulation by Settling Derivative Plaintiffs against the Released Derivative Parties (as defined below) which have been or could have been alleged in any of the Derivative Actions up through and including the date the Stipulation is signed.
"Released Derivative Parties" shall mean each and every one of the Settling Derivative Defendants and, whether or not identified in any Complaint filed in the Derivative Actions, each and all of Spectranetics' and every Settling Derivative Defendant's past and present directors, officers and employees, controlling stockholders, partners, members, affiliates, principals, agents, representatives, stockholders, predecessors, successors, parents, subsidiaries, divisions, joint ventures, attorneys, investment bankers, commercial bankers, underwriters, financial or investment advisors, advisors, consultants, accountants, insurers, co-insurers and reinsurers, assigns, spouses, heirs, assigns, executors, personal representatives, marital communities, associates, related or affiliated entities, general or limited partners or partnerships, limited liability companies, member firms, estates, administrators, or any members of their immediate families, or any trusts for which any of them are

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trustees, settlers or beneficiaries, or any persons or other entities in which Spectranetics and/or any Settling Derivative Defendant has a controlling interest or which is related to or affiliated with Spectranetics and/or any Settling Derivative Defendant, and any other representatives of any of these persons or other entities, whether or not any such Released Derivative Parties were named, served with process or appeared in the Derivative Actions.
"Settling Derivative Defendants" shall mean Defendants Emile J. Geisenheimer, David G. Blackburn, R. John Fletcher, Martin T. Hart, Joseph M. Ruggio, M.D., John G. Schulte, Guy Childs, and Craig M. Walker, M.D.
"Settling Derivative Parties" shall mean Settling Derivative Defendants and Settling Derivative Plaintiffs.
"Settling Derivative Plaintiffs" shall mean the Derivative Plaintiffs Douglas A. Kopp, Peter Y. Kiama, and Martin and Violet Clarke, on behalf of themselves and derivatively on behalf of Spectranetics.
"Unknown Claims" shall mean any Released Claims which the Settling Derivative Plaintiffs do not know or suspect to exist in his, her or its favor at the time of the release of the Released Derivative Parties which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Derivative Parties, or might have affected his, her or its decision not to object to, or opt out of, this Settlement. With respect to any and all Released Claims, the Settling Derivative Parties stipulate and agree that the Settling Derivative Plaintiffs expressly waive and relinquish, and by operation of the Judgment shall have expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, which provides:

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A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
The Settling Derivative Plaintiffs expressly waive, and by operation of the Judgment shall have waived, any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code. The Settling Derivative Plaintiffs may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each of them hereby stipulate and agree that the Settling Derivative Plaintiffs do settle and release, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Settling Derivative Parties acknowledge that the foregoing waiver was bargained for and a key element of the Settlement of which this release is a part.

III.	SUMMARY OF THE DERIVATIVE ACTIONS AND RELATED LITIGATION

A.	Background
Spectranetics develops, manufactures, markets, and distributes single-use fiber-optic laser catheters for use in minimally invasive surgical procedures to clear

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blocked arteries within the body. It has a range of laser catheters that are used to treat peripheral arterial disease ("PAD") by removing stenoses and occlusions in the legs both above and below the knee. Spectranetics also has a range of laser catheters used to clear blockages in and around the heart.
On September 4, 2008, the FDA and the U.S. Immigration and Customs Enforcement ("ICE") executed a search warrant on Spectranetics. The search warrant requested information in four areas related to potential violations of FDA and immigration rules and regulations including (i) the promotion, use, testing, marketing and sales regarding certain of the Company's products for the treatment of in-stent restenosis, payments made to medical personnel and an identified institution for this application, (ii) the promotion, use, testing, experimentation, delivery, marketing and sales of catheter guidewires and balloon catheters manufactured by certain third parties outside of the United States, (iii) two post-market studies completed during the period from 2002 to 2005 and payments to medical personnel in connection with those studies and (iv) compensation packages for certain of the Company's personnel.
On December 29, 2009, the Company announced that it had reached a resolution with the United States Department of Justice (DOJ) and the Office of Inspector General ("OIG") of the U.S. Department of Health and Human Services regarding the federal investigation which had commenced on September 4, 2008. As part of the resolution, in December 2009, the Company entered into a Non-Prosecution Agreement with the DOJ, a civil Settlement Agreement with the DOJ and the OIG, and a five-year Corporate Integrity Agreement with the OIG. There were no criminal charges brought against the Company. As part of the Settlement Agreement, the Company also expressly denied the contentions of the United States, except those specifically included

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in the Non-Prosecution Agreement, and there was no admission of wrongdoing by the Company.

B.	The Derivative Actions
On or after September 29, 2008, two shareholder derivative actions were filed in Federal Court, entitled Douglas A. Kopp v. Emile J. Geisenheimer, et al., Civil Case No. 08-cv-02102-REB-MJW, and Peter Y. Kiama v. John Schulte, et al., Civil Case No. 08-cv-02467-REB-CBS (the "Federal Actions"). On November 24, 2009, the Federal Court issued an order consolidating the Federal Actions and appointing Federman & Sherwood as Lead Counsel and Bader & Associates as Liaison Counsel.
On January 13, 2009, a shareholder derivative action was filed in the District Court, El Paso County, Colorado (the "State Court"), entitled Martin and Violet Clarke v. John Schulte, et al., Case No. 2009-CV-567 (the "State Action"). On January 27, 2009, the State Action was removed from the State Court to the Federal Court and entitled Martin and Violet Clarke v. John Schulte, et al., Civil Case No. 09-cv-00161-PAB-MJW (the "Clarke Action"). On February 6, 2009, the Federal Court issued an order consolidating the Clarke Action with the Federal Actions (collectively, the "Derivative Actions") under the caption Douglas A. Kopp v. Emile J. Geisenheimer, et al., Civil Case No. 08-cv-02102-REB-MJW.
The Complaints in the Derivative Actions named as Defendants the following former and/or current officers and members of the Board of Directors (the "Board") of Spectranetics: Emile J. Geisenheimer, David G. Blackburn, R. John Fletcher, Martin T. Hart, Joseph M. Ruggio, M.D., John G. Schulte, Guy Childs and Craig M. Walker, M.D. (collectively, the "Individual Defendants"). The Complaints also named Spectranetics as Nominal Defendant. Generally, the Complaints in the Derivative Actions alleged that

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Individual Defendants breached fiduciary duties owed to Spectranetics and its shareholders by, inter alia, (1) causing or allowing the Company to disseminate to the market materially misleading and inaccurate information through public statements and disclosures; (2) placing their own personal interests above the Company's; (3) failing to prevent the Company and its officers and directors from committing actions which would, and did, injure the Company; and/or (4) failing to establish and maintain adequate accounting and internal controls at the Company.

C.	The Class Action
On or after September 23, 2008, six federal securities class action complaints, including Hancook v. Spectranetics Corp., 08-cv-02048-REB-KLM, were filed against Spectranetics and various other defendants, including John G. Schulte, Guy A. Childs, Emile J. Geisenheimer, Jonathan W. McGuire, Donald Fletcher, and Craig M. Walker, M.D. These cases alleged class periods either between April 19, 2007 and September 4, 2008 or April 26, 2005 and September 4, 2008. Pursuant to a Court Order dated January 16, 2009, these complaints were consolidated in the Federal Court and captioned In re Spectranetics Corporation Securities Litigation, Civil Case No. 08-cv-02048-REB-KLM (the "Class Action").
By Order dated June 15, 2009, the Federal Court appointed the Spectranetics Investor Group - comprised of Genesee County Employees' Retirement System, the Wayne County Employees' Retirement System, and Peter J. Tortora - as Lead Plaintiff (hereinafter, "Class Action Plaintiff"), appointed Labaton Sucharow LLP and Brower Piven as Co-Lead Counsel, and appointed The Shuman Law Firm as Liaison Counsel.
The Class Action Plaintiff filed a Consolidated Class Action Complaint (the "Class Action Complaint") on August 4, 2009. The Class Action Complaint asserted claims

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against Spectranetics and various individual defendants (collectively, the "Class Action Defendants") for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The Class Action Complaint sought recovery for purchasers of Spectranetics common stock during the period between March 16, 2007 and September 4, 2008, inclusive. On September 18, 2009, Spectranetics and the other defendants to the Class Action filed a Motion to Dismiss the Class Action Complaint, which the Class Action Plaintiff opposed.
The Class Action Plaintiff sought and received permission from the Federal Court to file a Supplemental Class Action Complaint on February 10, 2010. On March 12, 2010, Spectranetics and the other defendants to the Class Action filed a Supplemental Motion to Dismiss the Supplemental Class Action Complaint, which the Class Action Plaintiff opposed.
The settlement of the Class Action (as described below) has obviated the need for any hearing or ruling on any Motion to Dismiss.

D.	Settlement Negotiations and Mediation
Shortly after counsel for the Class Action Plaintiff and Class Action Defendants began to discuss the possible settlement of the Class Action in January 2010, counsel for the Settling Derivative Parties began a dialogue regarding the possible settlement of the Derivative Actions. During the course of this dialogue the Settling Derivative Parties exchanged certain non-public information with each other. Thereafter, on March 25, 2010, the Settling Derivative Parties participated in a joint mediation session (the "Mediation") with the Settling Class Action Parties. The Honorable Nicholas H. Politan (Ret.) ("Judge Politan" or the "Mediator") presided over this joint Mediation, which occurred after extensive briefing of Judge Politan by the Settling Class Action Parties

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and the Settling Derivative Parties. At the Mediation, there were discussions with Judge Politan concerning, inter alia, the respective claims and defenses, expert damages analyses, legal analyses, the discovery and motion practice conducted and expected to be conducted in the Class Action and the Derivative Actions, the evidence expected to be offered by the parties at trial, and other important factual and legal issues and matters relating to the merits of the Class Action and the Derivative Actions.
The Settling Derivative Parties did not reach a settlement at the March 2010 Mediation, but through subsequent negotiations and conferences, including additional discussions with Judge Politan, the Settling Derivative Plaintiffs and the Settling Derivative Defendants were able to reach an agreement in principle providing for the settlement of the Derivative Actions. The Class Action Plaintiff and the Class Action Defendants also were able to reach an agreement in principle providing for the settlement of the Class Action, the substance of which is reflected in a Stipulation of Settlement for the Class Action. Concurrent with the submission of this Stipulation, the Settling Class Action Parties will submit their Stipulation of Settlement for the Class Action to the Court, dated as of September 7, 2010.

E.	Discovery, Investigation, and Research
Conducted by Derivative Plaintiff
Derivative Plaintiffs' Counsel (as defined below) have conducted a thorough investigation of the facts and legal issues associated with the prosecution and Settlement of the Derivative Actions. This discovery and investigation has included, inter alia, (1) a comprehensive review of the Company's public filings, annual reports, and other public statements; (2) the review of certain non-public information; (3) preparing a mediation brief; (4) attending the formal Mediation and participating in

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numerous additional discussions with the Mediator and counsel for the Settling Derivative Defendants; (5) researching corporate governance issues; and (6) research into the applicable law with respect to the claims asserted in the Derivative Actions and the potential defenses thereto.

IV.	CLAIMS OF THE SETTLING DERIVATIVE PLAINTIFFS
AND BENEFITS OF SETTLEMENT
The Settling Derivative Plaintiffs believe that the claims asserted in the Derivative Actions have merit and that the evidence developed to date in the Derivative Actions supports the claims asserted. The Settling Derivative Plaintiffs assert and believe that the Board breached fiduciary duties owed to Spectranetics and its shareholders by, inter alia, causing or allowing the Company to disseminate to the market materially misleading and inaccurate information through public statements and disclosures; placing their own personal interests above the Company's; failing to prevent the Company and its officers and directors from committing actions which would, and did, injure the Company; and/or failing to establish and maintain adequate accounting and internal controls at the Company.
However, the Settling Derivative Plaintiffs recognize and acknowledge the expense and length of continued proceedings, trial and appeals. The Settling Derivative Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Derivative Actions, as the Settling Derivative Plaintiffs are also mindful of the inherent problems of proof under and possible defenses to the claims asserted in the Derivative Actions, including the defenses asserted by the Settling Derivative Defendants during the litigation, in settlement negotiations, and in the mediation proceedings.

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In light of the foregoing, the Settling Derivative Plaintiffs believe that the Settlement set forth in this Stipulation confers substantial benefits upon Spectranetics and Current Spectranetics Shareholders. Based on their evaluation, and their substantial experience in this area of the law, Derivative Plaintiffs' Counsel has determined that the Settlement set forth in the Stipulation is in the best interests of the Settling Derivative Plaintiffs, Spectranetics and Current Spectranetics Shareholders.

V.	SETTLING DERIVATIVE STATEMENT AND
DENIALS OF WRONGDOING AND LIABILITY
The Settling Derivative Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Settling Derivative Plaintiffs in the Derivative Actions. The Settling Derivative Defendants assert that their conduct was proper and that there was no breach of fiduciary or other duties, deny any liability or wrongdoing whatsoever, including, but not limited to, each of the allegations asserted in the Derivative Actions and assert that the Derivative Actions are subject to a number of procedural defenses. Settling Derivative Defendants have further asserted, and continue to assert, that at all relevant times, they acted in good faith, and in a manner they reasonably believed to be in the best interests of Spectranetics and its shareholders.
Nonetheless, the Settling Derivative Defendants have concluded that further conduct of the Derivative Actions would be protracted and expensive, and that it is desirable that the Derivative Actions be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation in order to limit further expense, inconvenience and distraction, to dispose of the burden of protracted litigation, and (on the part of the Settling Derivative Defendants) to permit the operation of the Company's

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business without further distraction and diversion of the Company's executive personnel with respect to matters at issue in the Derivative Actions. The Settling Derivative Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this litigation.
The Settling Derivative Defendants have, therefore, determined that it is desirable and beneficial to them that the Derivative Actions be settled in the manner and upon the terms and conditions set forth in this Stipulation. The Settling Derivative Defendants enter into this Stipulation and Settlement without in any way admitting to or acknowledging any fault, liability, or wrongdoing of any kind. There has been no adverse determination by any court against any of the Settling Derivative Defendants on the merits of the claims asserted by the Settling Derivative Plaintiffs. Neither this Stipulation, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by any of the Settling Derivative Defendants of the merit or truth of any of the allegations or wrongdoing of any kind on the part of any of the Settling Derivative Defendants. The Settling Derivative Defendants enter into this Stipulation and Settlement based upon, among other things, the Settling Parties' agreement herein that, to the fullest extent permitted by law, neither the Settlement nor any of the terms or provisions of this Stipulation or of a Memorandum of Understanding entered into between Derivative Plaintiffs' Counsel, counsel for Spectranetics, and counsel for David G. Blackburn, Guy A. Childs, R. John Fletcher, Emile J. Geisenheimer, Martin T. Hart, Joseph M. Ruggio, M.D., and Craig M. Walker, M.D., on June 18, 2010 (the "MOU"), nor any of the negotiations or proceedings connected therewith, shall be offered as evidence in the Derivative Actions or in any pending or future civil, criminal, or administrative action or

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other proceeding to establish any liability or admission by any of the Settling Derivative Defendants, or to any of their respective Related Entities, or any other matter adverse to any of the Settling Derivative Defendants, or any of their respective Related Entities, except as expressly set forth herein. The Settling Derivative Defendants have determined that the Settlement set forth in the Stipulation is in the best interests of Spectranetics and Current Spectranetics Shareholders.

VI.	SUMMARY OF TERMS OF THE PROPOSED SETTLEMENT
In full and final settlement of all claims asserted or referred to in the Derivative Actions, and all claims that have been and could be asserted against the Settling Derivative Defendants in the Derivative Actions, the Company agrees that the Board by amendment to Spectranetics' bylaws, or other means as appropriate, shall adopt the changes regarding corporate governance set forth in Exhibit A to the Stipulation and attached hereto. In addition to the substantial corporate governance changes and releases obtained, as a result of the initiation and prosecution of the Derivative Actions, participation in the Mediation, and the subsequent settlement of the Derivative Actions, the Settling Derivative Plaintiffs have helped to confer substantial financial benefits upon Spectranetics by helping to preserve funds from the Company's Insurers for payment of defense costs that otherwise may have been borne by the Company and by helping to identify a number of corporate governance changes that the Company has agreed to undertake.
The Company and the Board are satisfied that the foregoing constitutes reasonably equivalent value for the dismissal of the Derivative Actions with prejudice and the release of the Released Claims, and is a fair, reasonable and adequate resolution of the Derivative Actions and the Released Claims on the Company's behalf

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and is in the best interests of the Company and Current Spectranetics Shareholders.

VII.	SUMMARY OF DISMISSAL AND RELEASES
If the proposed Settlement is approved by the Court, the Court will enter Judgment. The Judgment will dismiss the Released Claims (including "Unknown Claims"), with prejudice as to all of the Released Derivative Parties. The Judgment will also provide that the Settling Derivative Plaintiffs (on their own behalf and derivatively on behalf of Spectranetics) and all Current Spectranetics Shareholders shall release, relinquish and discharge, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Released Derivative Parties from all Released Claims (including "Unknown Claims"), and from all claims (including "Unknown Claims"), arising out of, relating to, or in connection with the defense, or resolution of the Derivative Actions or the Released Claims. Claims for violation of this Stipulation (including any exhibits) are preserved.
The Judgment will also provide that each of the Settling Derivative Defendants and/or their insurers shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged the Settling Derivative Plaintiffs and Derivative Plaintiffs' Counsel from the filing and prosecution of any lawsuit or claim by the Settling Derivative Defendants based on any claims (including "Unknown Claims") alleged or which could have been alleged in the Derivative Actions against the Settling Derivative Plaintiffs or Derivative Plaintiffs' Counsel arising out of, relating to, or in connection with the commencement, prosecution, assertion or resolution of the Derivative Actions or the Released Claims.
For the avoidance of doubt, nothing contained herein shall affect the direct claims between or among Spectranetics and the Settling Derivative Defendants (as opposed to

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derivative claims brought on behalf of Spectranetics by a Spectranetics stockholder) as they currently exist including, by way of example, claims under any applicable indemnity agreement or undertaking agreement or claims for breach of fiduciary duty, wrongful termination, breach of contract, tortious interference with contract, or infliction of emotional distress. Nothing in the Stipulation nor the fact that the Stipulation has been executed shall be construed as an admission or concession by any party regarding the proper interpretation of any applicable indemnity agreement.

VIII.	DERIVATIVE PLAINTIFFS' COUNSEL'S ATTORNEYS' FEES AND REIMBURSEMENT OF COSTS AND EXPENSES WITH SPECIAL AWARD TO DERIVATIVE PLAINTIFFS
The Settling Derivative Parties have agreed that an amount up to but no greater than $350,000 shall be paid to Derivative Plaintiffs' Counsel, subject to Court approval (the "Fee Award"). Spectranetics and the Settling Derivative Defendants shall not otherwise be liable for any fees or costs incurred by Derivative Plaintiffs' Counsel. Derivative Plaintiffs' Counsel intends to seek Court approval for an award in the amount of up to $7,000 for the Derivative Plaintiffs, to be allocated by Derivative Plaintiffs' Counsel (the "Special Award"). Spectranetics shall not object to the request for court approval of the Special Award. The Special Award shall be funded by payment out of the Fee Award to the extent that it is approved by the Court in whole or in part. Derivative Plaintiffs' Counsel has agreed to represent the Derivative Plaintiffs on a contingency basis. Thus, Derivative Plaintiffs' Counsel have not been paid any fee to date, nor have they been reimbursed for their out of pocket expenses.

IX.	CONDITIONS OF SETTLEMENT
The Settlement is conditioned upon the occurrence of certain events described in the Stipulation. Those events include, among other things: (1) the entry of the

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Judgment by the Court, as provided for in the Stipulation; (2) Judgment has become Final; and (3) the dismissal of the Derivative Actions with prejudice. If any of the conditions is not met, the Stipulation might be terminated, and, if terminated, will become null and void, and the Settling Derivative Parties will be restored to their respective positions as of September 8, 2010.

X.	THE RIGHT TO BE HEARD AT THE HEARING
Any Current Spectranetics Shareholder may appear at the Settlement Hearing to show cause why the proposed settlement, Fee Award, and/or Special Award should not be approved or why a judgment should or should not be entered thereon. Any Current Spectranetics Shareholder must submit a written notice of objection including the basis therefore, together with proof of current ownership of Spectranetics common stock, and proof (if any) of continuous ownership of Spectranetics common stock from March 16, 2007 through the date of the Settlement Hearing, postmarked on or before fourteen (14) days prior to the Settlement Hearing to each of the following:

United States District Court for the District of Colorado
U.S. District Clerk's Office
901 19th Street
Room A1001
Denver, CO 80294-3589

FEDERMAN & SHERWOOD
William B. Federman
10205 North Pennsylvania Avenue
Oklahoma City, Oklahoma 73120

Counsel for Settling Derivative Plaintiffs

KATTEN MUCHIN ROSENMAN LLP
Bruce G. Vanyo
Richard H. Zelichov
2029 Century Park East, Suite 2600
Los Angeles, CA 90067-3012

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Counsel for Defendant The Spectranetics Corporation

WINSTON AND STRAWN LLP
Stephen C. Schulte
W. Gordon Dobie
35 W. Wacker Drive
Chicago, IL 60601

Counsel for Defendant John G. Schulte

PATTON BOGGS, LLP
Kevin J. Toner
1185 Avenue of the Americas
New York, NY 10036

Counsel for Defendants Emile J. Geisenheimer, David G. Blackburn, R. John Fletcher, Martin T. Hart, Joseph M. Ruggio, M.D., Guy Childs, and Craig M. Walker
Unless otherwise ordered by the Court, any Current Spectranetics Shareholder who does not make his, her or its notice of objection in the manner provided shall be deemed to have waived all objections and opposition to the fairness, reasonableness and adequacy of the proposed settlement of the Derivative Actions, the Fee Award, and the Special Award.
Any Current Spectranetics Shareholder who does not make his, her, or its objection in the manner provided herein shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness, reasonableness, or adequacy of the Settlement as incorporated in the Stipulation (including any right of appeal), unless otherwise ordered by the Court, but shall otherwise be bound by the Judgment to be entered and the releases to be given.

XI.	EXAMINATION OF PAPERS
This Notice is a summary and does not describe all of the details of the Stipulation. For full details of the matters discussed in this Notice, you may desire to review the Stipulation filed with the Court, which may be inspected during business

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hours, at the office of the Clerk of the Court, U.S. District Clerk's Office, 901 19th Street, Room A1001, Denver, Colorado 80294-3589
If you have any questions about the settlement of the Derivative Actions, you may contact Derivative Plaintiffs' Counsel by writing: William B. Federman, Esq., Federman & Sherwood, 10205 North Pennsylvania Avenue, Oklahoma City, Oklahoma 73120.

DO NOT TELEPHONE THE COURT OR ANY REPRESENTATIVE OF SPECTRANETICS REGARDING THIS NOTICE.
DATED:
BY ORDER OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO.

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CORPORATE GOVERNANCE TERM SHEET

Kopp v. Geisenheimer, et al.,
Civil Action No. 08-CV-02102-RB-MJW

Within 90 days of the issuance of an order approving the settlement of the above-captioned action (the “Action”), the Company's Board of Directors (the “Board”) will adopt resolutions and amend appropriate committee charters to ensure adherence to the following Corporate Governance Policies.

I.    THE COMPLIANCE COMMITTEE

The Compliance Committee's Charter shall be amended to indicate that:

i.    a majority of the members of the Compliance Committee shall be non- management directors;

ii.    meet as necessary, but no less than four times each year; and

iii.    retain written minutes of its meetings, which are filed with the books and records of the Company, and will be provided to directors on the Board upon request.

II.    AUDIT COMMITTEE RESPONSIBILITIES

The Audit Committee, in its entirety, should have at least four (4) annual regularly scheduled meetings to review the Company's annual and interim financial statements and disclosures, as well as related independent auditor attestations/certifications/reports.

The Audit Committee and/or legal counsel shall review all SEC filings prior to public release.

III.     ADDITIONAL INDEPENDENT DIRECTOR

The Board shall establish a procedure, to be conducted by the Board's Nominating Committee, to nominate one new director to the Board within the next eighteen months who will meet the standards of independence established by the Nasdaq national market.

IV.    MEETINGS IN EXECUTIVE SESSION

The non-management directors shall meet in executive session at least twice annually outside the presence of management directors.

V.        MANDATORY ATTENDANCE AT ANNUAL MEETINGS

Each member of the Board shall use his or her reasonable best efforts to attend each annual shareholder meeting in person.

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VI.    PRESERVATION OF DOCUMENTS

All minutes and all agendas and packets circulated in advance of any board meeting shall be preserved for at least three (3) years from the date created.

VII.    OTHER TERMS

Spectranetics will be required to keep these resolutions in effect for at least two (2) years from the date of adoption, but in the event that the Company determines, in the exercise of in the exercise of its fiduciary duties, that maintaining any of the foregoing terms is having or could have a negative impact on the Company, it shall be empowered to modify or eliminate such reform, provided, however, that any modification shall be approved by all the non-management directors of the Board of Directors or committee thereof.

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